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LADD FURNITURE, INC. AND SUBSIDIARIES - Supplemental Financial Data
February 11, 1997         CONTACT: John J. Ong, CFA     (910) 888-6353

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (PRELIMINARY AND UNAUDITED)

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                                                        Quarters Ended              Years Ended
In thousands, except per share data             12/30/95      12/28/96    12/30/95     12/28/96
Net sales                                      $ 149,336      118,267    $ 599,203      497,457
Cost of sales                                    122,070       96,070      502,999      411,697
       Gross profit                               27,266       22,197       96,204       85,760
Selling, general and administrative expenses      25,792       16,613      101,345       74,363
Restructuring expense                               (576)        (547)      25,120        3,431
      Operating income (loss)                      2,050        6,131      (30,261)       7,966
Other deductions:
    Interest expense                               3,152        3,169       11,798       12,069
    Other, net                                       325          141        1,367          399
                                                   3,477        3,310       13,165       12,468
       Earnings (loss) before income taxes        (1,427)       2,821      (43,426)      (4,502)
Income tax expense (benefit)                      (1,645)       1,263      (18,236)      (2,032)
Net earnings (loss)                            $     218        1,558    $ (25,190)      (2,470)
Net earnings (loss) per common share           $    0.03         0.20      %(3.26)        (0.32)
Weighted average number of common
    shares outstanding                             7,727        7,720        7,721        7,722
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CONDENSED CONSOLIDATED BALANCE SHEETS (PRELIMINARY AND UNAUDITED)

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Dollar amounts in thousands                                 12/30/95*    9/28/96    12/28/96
Assets
Current assets:
    Cash                                                    $  1,272       1,713        469
    Trade accounts receivable, net                            38,288*     75,736     66,730
    Inventories, net                                          89,466      86,428     84,484
    Prepaid expenses and other current assets                 13,663       8,337      5,768
        Total current assets                                 142,689     172,214    157,451
Property, plant and equipment, net                            82,586      78,543     74,729
Businesses held for sale, net                                  8,052        --         --
Intangible and other assets, net                              79,659      81,088     81,415
                                                            $312,986     331,845    313,595
Liabilities and Shareholders' Equity
    Current liabilities:
    Current installments of long-term debt                  $    309       5,136      5,093
    Short-term bank borrowings                                 3,037        --         --
    Trade accounts payable                                    28,419      27,766     24,358
    Accrued expenses and other current liabilities            31,396      28,965     30,084
        Total current liabilities                             63,161      61,867     59,535
Long-term debt, excluding current installments               112,598*    138,234    125,859
Deferred and other liabilities                                12,030      10,258      5,125
        Total liabilities                                    187,789     210,359    190,519
Total shareholders' equity                                   125,197     121,486    123,076

                                                            $312,986     331,845    313,595
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* These items reflect the effect of $36 million in financing proceeds from the company's accounts receivable securitization program, which was subsequently terminated on March 28, 1996.